Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

Pacific Ethanol, Inc. REPORTS

THIRD Quarter 2013 FINANCIAL RESULTS

o	Grew net sales $18.0 million over third quarter 2012 to $233.9 million
o	Improved gross profit $6.0 million over third quarter 2012 to $3.5 million
o	Improved operating income $6.3 million over third quarter 2012 to $1.0 million
o	Improved adjusted EBITDA $4.3 million over third quarter 2012 to $3.4 million
o	Retired a combined $8.4 million of senior and convertible debt
o	Began production of corn oil at the Stockton plant
o	Purchased surplus raw beet sugar for use as ethanol feedstock

Sacramento, CA, November 6, 2013 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the three- and nine-months ended September 30, 2013.

Neil Koehler, the company’s president and CEO, stated: “Our results for the third quarter of 2013 reflect an improved market environment and the positive impact of our increased ownership of the Pacific Ethanol plants over the year-ago period. We further diversified our revenue and feedstock as sorghum contributed significantly to our feedstock supply during the quarter, and we began production of corn oil at our Stockton plant in October. More recently, we purchased surplus raw beet sugar to be blended with corn for use as ethanol feedstock. We made the purchase at a significant discount to the cost of corn and hedged our position to lock in at least $3 million in feedstock cost savings in 2014.”

“California’s Low-Carbon Fuel Standard has been instrumental in driving innovation to reduce the carbon intensity of fuel. Oregon and Washington recently joined California and British Columbia by agreeing to implement their own low-carbon fuel standards with the vision of building an integrated market for low-carbon fuels on the West Coast, which is an exciting growth opportunity for Pacific Ethanol,” added Koehler.

1

Financial Results for the Three Months Ended September 30, 2013

Net sales were $233.9 million for the third quarter of 2013, compared to $215.9 million for the third quarter of 2012. The increase in net sales was attributable to an increase in production gallons sold, slightly offset by a reduction in average sales price per gallon.

Gross profit was $3.5 million for the third quarter of 2013, compared to a loss of $2.4 million in the third quarter of 2012. The improvement in gross margin was tempered by a decline in ethanol prices, uncommonly high corn basis costs and related derivative losses.

SG&A expenses were $2.5 million in the third quarter of 2013, down from $2.9 million in the third quarter of 2012.

Operating income for the third quarter of 2013 was $1.0 million, compared to an operating loss of $5.3 million for the same period in 2012.

Loss available to common stockholders for the third quarter of 2013 was $5.3 million including a $2.6 million non-cash loss on extinguishments of debt, compared to $6.3 million for the third quarter of 2012.

Adjusted EBITDA improved to positive $3.4 million for the third quarter of 2013, compared to Adjusted EBITDA of negative $0.9 million in the third quarter of 2012.

Bryon McGregor, the company’s CFO, stated: “During the third quarter, we made significant progress on our goal to strengthen our balance sheet. We retired nearly $1 million in senior debt and $7.5 million of our original $14 million in convertible notes. An additional $2.3 million under our convertible notes was converted subsequent to quarter end, leaving only $250,000 outstanding.”

2

Financial Results for the Nine Months Ended September 30, 2013

For the nine months ended September 30, 2013, net sales were $693.1 million, compared to $619.0 million for the same period in 2012. For the first nine months of 2013, loss available to common stockholders was $10.3 million, compared to $14.5 million for the same period in 2012.

Adjusted EBITDA for the first nine months of 2013 was positive $10.4 million, compared to Adjusted EBITDA of negative $5.0 million for the first nine months of 2012.

Q3 Results Conference Call

Management will host a conference call at 8:00 a.m. PT/11:00 a.m. ET on November 7, 2013. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 94453896#.

If you are unable to listen to the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on November 7, 2013 through 11:59 p.m. Eastern Time on November 14, 2013. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 94453896#.

3

Reconciliation of Adjusted EBITDA to Net Loss

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization, noncash gain (loss) on extinguishments of debt and fair value adjustments and warrant inducements. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net loss attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritious animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has an 85% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; and whether an integrated market for low-carbon fuels on the West Coast will develop and be a growth opportunity for Pacific Ethanol are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions, including for ethanol and its co-products, and in particular, low-carbon rated ethanol; raw material costs; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.

(Tables follow)

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$233,880	$215,860	$693,147	$619,026
Cost of goods sold	230,357	218,300	681,813	633,843
Gross profit (loss)	3,523	(2,440)	11,334	(14,817)
Selling, general and administrative expenses	2,511	2,898	9,649	9,400
Income (loss) from operations	1,012	(5,338)	1,685	(24,217)
Fair value adjustments and warrant inducements	762	(900)	1,507	352
Interest expense, net	(4,530)	(3,378)	(11,983)	(9,380)
Loss on extinguishments of debt	(2,573)	–	(1,795)	–
Other expense, net	(106)	(105)	(321)	(499)
Loss before provision for income taxes	(5,435)	(9,721)	(10,907)	(33,744)
Provision for income taxes	–	–	–	–
Consolidated net loss	(5,435)	(9,721)	(10,907)	(33,744)
Net loss attributed to noncontrolling interest in variable interest entity	464	3,750	1,533	20,191
Net loss attributed to Pacific Ethanol	$(4,971)	$(5,971)	$(9,374)	$(13,553)
Preferred stock dividends	$(319)	$(319)	$(946)	$(949)
Loss available to common stockholders	$(5,290)	$(6,290)	$(10,320)	$(14,502)
Net loss per share, basic and diluted	$(0.40)	$(0.82)	$(0.91)	$(2.26)
Weighted-average shares outstanding, basic and diluted	13,177	7,712	11,380	6,414

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	September 30,	December 31,
ASSETS	2013	2012
Current Assets:
Cash and cash equivalents	$9,175	$7,586
Accounts receivable, net	27,102	26,051
Inventories	13,729	16,244
Prepaid inventory	11,232	5,422
Other current assets	2,036	2,129
Total current assets	63,274	57,432
Property and equipment, net	156,309	150,409
Other Assets:
Intangible assets, net	3,378	3,734
Other assets	3,508	3,388
Total other assets	6,886	7,122
Total Assets	$226,469	$214,963

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2013	2012
Current Liabilities:
Accounts payable – trade	$8,579	$5,104
Accrued liabilities	3,198	3,282
Current portion – capital leases	5,129	–
Current portion – long-term debt	2,133	4,029
Total current liabilities	19,039	12,415

Long-term debt, net of current portion	108,834	117,253
Accrued preferred dividends	3,657	5,852
Warrant liabilities and conversion features	6,630	4,892
Other liabilities	8,154	1,644
Total Liabilities	146,314	142,056

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of September 30, 2013 and December 31, 2012 Series B: 927 shares issued and outstanding as of September 30, 2013 and December 31, 2012	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 14,737 and 9,789 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	15	10
Additional paid-in capital	612,880	582,861
Accumulated deficit	(540,630)	(530,310)
Total Pacific Ethanol, Inc. Stockholders’ Equity	72,266	52,562
Noncontrolling interest in variable interest entity	7,889	20,345
Total Stockholders’ Equity	80,155	72,907
Total Liabilities and Stockholders’ Equity	$226,469	$214,963
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Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2013	2012	2013	2012
Net loss attributed to Pacific Ethanol	$(4,971)	$(5,971)	$(9,374)	$(13,553)
Adjustments:
Interest expense*	3,997	2,223	10,122	4,565
Interest income*	–	–	–	(3)
Extinguishments of debt – noncash	2,573	–	3,610	–
Fair value adjustments	(762)	900	(1,507)	(352)
Depreciation and amortization expense*	2,608	1,956	7,523	4,389
Total adjustments	8,416	5,079	19,748	8,599
Adjusted EBITDA	$3,445	$(892)	$10,374	$(4,954)

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* Adjusted for noncontrolling interest in variable interest entity.

Commodity Price Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2013	2012	2013	2012
Ethanol production gallons sold (in millions)	37.1	33.5	109.2	106.0
Ethanol third party gallons sold (in millions)	67.8	73.8	197.7	232.7
Total ethanol gallons sold (in millions)	104.9	107.3	306.9	338.7
Ethanol average sales price per gallon	$2.62	$2.65	$2.67	$2.43
Average CBOT ethanol price per gallon	$2.23	$2.51	$2.39	$2.29
Corn cost – CBOT equivalent	$5.02	$7.72	$6.22	$6.73
Average basis	$2.42	$1.17	$1.68	$1.09
Delivered corn cost	$7.44	$8.89	$7.90	$7.82
Total co-product tons sold (1) (in thousands)	335.9	295.1	974.1	942.7
Co-product return % (2)	28.6%	27.1%	28.1%	26.2%

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 (1) Includes corn oil.

 (2) Co-product revenue as a percentage of delivered cost of corn.

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